Exhibit 10.92
Third Amendment to Credit Agreement

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT dated as of May 8, 2012 (this “Amendment”), is entered into among MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation (the “Borrower”), the Guarantors identified on the signature pages hereto and the Lenders identified on the signature pages hereto, and acknowledged by BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

STATEMENT OF PURPOSE

The Borrower, the Lenders and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of March 23, 2011 (as amended on September 28, 2011 and February 28, 2012 and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The Borrower has requested that the Lenders agree to amend the Credit Agreement as more specifically set forth herein. Subject to the terms and conditions set forth herein, each of the Lenders party hereto have agreed to grant such requests of the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms. Except as otherwise provided herein, all capitalized undefined terms used in this Amendment (including, without limitation, in the introductory paragraph and the statement of purpose hereto) shall have the meanings assigned thereto in the Credit Agreement (as amended by this Amendment).

2.	Amendments.
a.    The definition of “Consolidated Funded Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended by replacing the proviso at the end thereof with the following proviso: “provided that Consolidated Funded Indebtedness shall not include (i) Non-Recourse Project Indebtedness of Non-Recourse Subsidiaries and (ii) up to $250 million of Specified Indebtedness of the Loan Parties”.
b.    The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated to read in their entirety as follows:
“Applicable Rate” means the following percentages per annum:

Eurocurrency Rate + and Letters of Credit-BA	Base Rate +	Commitment Fee
0.0375	0.0275	0.005

“Performance Guaranty Limit” means $200,000,000.
c.    Section 1.01 of the Credit Agreement is hereby further amended by adding the following new definitions in proper alphabetical sequence:
“Approved Cash Forecast” has the meaning specified in Section 6.01(g).
“Specified Indebtedness” means (a) any unsecured Indebtedness convertible into or exchangeable for Equity Interests (other than any Disqualified Equity Interest) of the Borrower and (b) any unsecured Indebtedness that is expressly subordinated to the prior payment in full in cash of the Obligations on customary subordination terms, so long as, in each case of clauses (a) and (b), (i) no such Indebtedness shall be guaranteed by any Subsidiary of a Loan Party other than such Subsidiaries that are Guarantors of the Obligations, (ii) such Indebtedness shall have a maturity date not earlier than a date that is 180 days after the Maturity Date, (iii) such Indebtedness shall be subject to financial and other covenants, if any, that are no more restrictive than the covenants contained in this Agreement and (iv) the terms and conditions of such Indebtedness are otherwise reasonably satisfactory to the Administrative Agent.
“Third Amendment” means that certain Third Amendment to Credit Agreement, dated as of May 8, 2012, among the Borrower, the Guarantors party thereto and the Lenders party thereto and acknowledged by the Administrative Agent.
“Third Amendment Effective Date” means the date of satisfaction or waiver by the Required Lenders, of each of the conditions referred to in Section 3 of the Third Amendment, which date is May 8, 2012.
d.    Section 6.01(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“as soon as available, but in any event not later than 60 days following the commencement of each fiscal year of the Borrower, a reasonably detailed (and segment-based) budget (including a projected consolidated balance sheet and related consolidated (and segment-based) income and cash flow statements of the Borrower and its Subsidiaries as of the end of and for each fiscal quarter during such fiscal year and setting forth the assumptions used for purposes of preparing such budget);”

e.    Section 6.01 of the Credit Agreement is hereby further amended by adding the following subsections immediately after subsection (d) thereof:

(e)    as soon as available, but in any event within 30 days after the end of each fiscal month of the Borrower (commencing with the fiscal month ending April 30, 2012), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month, the related consolidated (and segment-based) statements of income or operations for such fiscal month and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and consolidated (and segment-based) cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with the Borrower’s past practice;

(f)    concurrently with the delivery of monthly financial statements required by subsection (e) above:

(i)    a monthly operating review, in form substantially similar to that previously provided to the Administrative Agent;

(ii)    a statement setting forth the unrestricted cash balance of the Borrower and its Subsidiaries as of the last day of such fiscal month (A) on a country basis and (B) on a depository basis (i.e., of each financial institution holding any cash of the Borrower or any Subsidiary); provided that each statement delivered pursuant to this clause (ii) shall include the information described in clause (C) only from and after the Borrower’s implementation of its new treasury work station system; provided further that prior to the implementation of such treasury work station, each statement delivered pursuant to this clause (ii) shall also include a description of the status of the treasury work station’s implementation, including the anticipated date by which the treasury work station shall be implemented and fully operational; provided that the foregoing shall not be deemed to constitute a covenant on the part of the Borrower or any other Loan Party to implement such new treasury work station system on or prior to any specific date;

(iii)    (A) a report on the Specified Surety Bonds and the Performance Letters of Credit, in each case outstanding as of the last day of such fiscal month, specifying, with respect to each such Specified Surety Bond and Performance Letter of Credit, the dollar amount outstanding, the maturity date (and, if applicable, the renewal date) thereof and the project with which such Specified Surety Bond or Performance Letter of Credit is associated and (B) a description of potential needs for Specified Surety Bonds and Performance Letters of Credit for the remaining period of the then current fiscal year;

(iv)    accounts payable aging as of the last day of such fiscal month, including a detailed description of the ten largest vendors or suppliers for each segment;

(v)    a capital expenditure report for such fiscal month; and

(vi)    a project report of expected sale or permanent financing by significant project, which report shall include: (A) project name, (B) country in which such project is located, (C) anticipated lender(s), (D) buyer, (E) status, (F) expected dollar amount of debt, sale and leasebacks and/or equity financing, (G) estimated timing of expected sale and/or permanent financing and (H) alternative courses of action;

(g)    as soon as available, but in any event by May 30, 2012, a cash forecast detailing, on a weekly basis for each of the 13 successive weeks, (i) the anticipated cash receipts and disbursements of the Borrower and its Subsidiaries on a consolidated basis during such week and (ii) the anticipated maximum amounts of Borrowings and Letters of Credit during such week, in form satisfactory to the Administrative Agent (an “Approved Cash Forecast”) and thereafter, each fourth Wednesday following the delivery of the most recent Approved Cash Forecast, an Approved Cash Forecast for each of the 13 successive weeks (it being understood and agreed that (x) should the form of the cash forecast not be satisfactory to the Administrative Agent, the Administrative Agent shall promptly notify the Borrower (such notice to identify, in consultation with the Borrower, specific and reasonable modifications to be made to the form of cash forecast) and give the Borrower a reasonable period of time to revise the form of cash forecast and (y) until such reasonable time period shall have lapsed, Borrower’s failure to deliver the cash forecast shall not constitute a Default or Event of Default);

(h)    concurrently with the delivery of an Approved Cash Forecast required by subsection (g) above (other than in connection with the delivery of the initial Approved Cash Forecast), a report on the cash receipts and disbursements of the Borrower and its Subsidiaries on a consolidated basis during each week for the preceding 4 weeks and the maximum amounts of Borrowings and Letters of Credit during each such preceding week, together with a reconciliation of the amounts set forth in such report against the amounts set forth for each such week in the most recent Approved Cash Forecast and a reasonably detailed explanation of any significant variance;

(i)    on Wednesday of every other week (starting with May 30, 2012), bi-weekly flash reports on the prior two weeks’ financial or operational activities;

(j)    as soon as available, but in any event by May 25, 2012, a statement setting forth the unrestricted cash balance of the Borrower and its Subsidiaries as of April 30, 2012, (A) on a country basis and (B) on a depository basis (i.e., of each financial institution holding any cash of the Borrower or any Subsidiary) for each financial institution holding at least $1,000,000 of unrestricted cash of the Borrower or any Subsidiary in the relevant country; and

(k)    as soon as available, but in any event within 50 days of the end of each fiscal quarter of the Borrower, a progress report to the financial advisor to the Administrative Agent regarding each significant project, which progress report shall include: (A) total project cost, (B) original expected gross margin, (C) actual gross margin to date, (D) cost of completion, (E) percentage completed as of the date of such report and (F) anticipated completion date, and which progress report the financial advisor to the Administrative Agent shall summarize and provide to the Lenders.

f.    Section 6.11 of the Credit Agreement is hereby amended by inserting the following sentences at the end thereof:

“Without limiting the generality of this Section 6.11, it is understood and agreed that a financial advisor to the Administrative Agent is a representative or an independent contractor of the Administrative Agent for all purposes of this Section 6.11. From and after the Third Amendment Effective Date, the Borrower shall be deemed to have received reasonable advance notice from the Administrative Agent (and its representatives and independent contractors, including financial advisors) for all purposes of this Section 6.11.”
g.    Section 7.03(h) is hereby amended and restated in its entirety to read as follows:
“(h) unsecured Indebtedness, so long as (A) immediately before and immediately after giving pro forma effect to any such Indebtedness, no Default shall have occurred and be continuing, (B) immediately after giving pro forma effect to any such Indebtedness, the pro forma Consolidated Leverage Ratio, determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Indebtedness had been incurred as of the first day of the fiscal period covered thereby and remained outstanding, shall be less than or equal to 2.00 to 1.00, (C) no such Indebtedness shall be guaranteed by any Subsidiary of a Loan Party other than such Subsidiaries that are Guarantors of the Obligations, (D) such Indebtedness shall have a maturity date not earlier than a date that is 180 days after the Maturity Date, (E) such Indebtedness shall be subject to financial and other covenants, if any, that are no more restrictive than the covenants contained in this Agreement, and (F) the terms and conditions of such Indebtedness are otherwise reasonably satisfactory to the Administrative Agent; provided that the pro forma Consolidated Leverage Ratio test specified in clause (B) above shall not apply to Specified Indebtedness in an aggregate principal amount of up to $250 million and in lieu thereof, the Borrower shall be required to be in pro forma compliance with the Consolidated Leverage Ratio test specified in Section 7.11(a), determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b);”
h.    Section 7.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Section 7.11    Financial Covenants.

(a)    Consolidated Leverage Ratio. (i) Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter ending on June 30, 2012 or September 30, 2012 to be greater than 3.00 to 1.00.
(ii)    Permit the Consolidated Leverage Ratio as of the last day of any other fiscal quarter to be greater than 2.50 to 1.00.
(b)    Liquidity Amount. (i) Permit the Liquidity Amount, as of the end of any fiscal quarter of the Borrower set forth below to be less than the amount indicated below opposite such fiscal quarter for the twelve month period ending on the last day of such fiscal quarter:

Fiscal Quarter	Minimum Liquidity Amount
March 31, 2012	$450 million
June 30, 2012	$350 million
September 30, 2012	$400 million

(ii) Permit the Liquidity Amount, as of the end of any fiscal quarter of the Borrower occurring on or after December 31, 2012, to be less than the amount indicated below opposite the applicable Consolidated EBITDA for the twelve month period ending on the last day of such fiscal quarter:

Consolidated EBITDA	Minimum Liquidity Amount
less than $400 million	$500 million
greater than or equal to $400 million and less than $600 million	$400 million
greater than or equal to $600 million and less than $850 million	$300 million
greater than or equal to $850 million	No minimum Liquidity Amount

3.    Conditions to Effectiveness. This Amendment shall be effective as of the date hereof upon satisfaction of each of the following conditions:

a.	Executed Amendment. The Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, the Guarantors, the Required Lenders and the Administrative Agent.

b.	Fees and Expenses. The Administrative Agent (or its applicable affiliate)

shall have received: (i) an amendment fee for the account of each Lender that consents to this Amendment by executing and delivering this Amendment to the Administrative Agent appropriately completed on or prior to 3:00 p.m., Eastern time, on May 8, 2012, in an amount equal to 0.25% of the sum of such Lender’s Commitment, and, without duplication, any Committed Loans, L/C-BA Obligations and Swing Line Loans, as applicable, under the Credit Agreement and (ii) all fees and expenses required to be paid on or before the date hereof in connection with this Amendment in accordance with Section 10.04 of the Credit Agreement (as amended by this Amendment) or any other fee letter, expense deposit letter or Loan Document, including, without limitation, the reasonable fees, charges and disbursements of counsel and financial advisor to the Administrative Agent (including expense deposits thereof in amounts previously agreed with the Administrative Agent).
4.    Post-Effectiveness Obligations. As soon as possible, but in any event within seven calendar days of the Third Amendment Effective Date, the Borrower shall have provided evidence, in form and substance satisfactory to the Administrative Agent, of flood insurance on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent for the property located at 3000 N. South Street, Pasadena, Texas 77503; such evidence shall include, but not be limited to, an endorsement showing the Administrative Agent as mortgagee/loss payee under such flood insurance policy.
5.    Ratification of Loan Documents. Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents (as amended hereby).
6.    Authority/Enforceability. Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

a.
Such Loan Party has the right, power and authority and has taken all necessary action to authorize the execution, delivery and performance of this Amendment and each of the other documents executed in connection herewith to which it is a party in accordance with their respective terms.

b.
This Amendment and each other document executed in connection herewith has been duly executed and delivered by such Loan Party and constitutes such Loan Party’s legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

c.
No consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, is required in connection with the execution, delivery or performance by such Loan Party of this

Amendment.

d.
The execution and delivery of this Amendment does not (i) violate, contravene or conflict with any provision of such Loan Party’s, or its Subsidiaries’ Organization Documents or (ii) materially violate, contravene or conflict with any Laws applicable to such Loan Party or any of such Loan Party’s Subsidiaries.

7.    Effect of the Agreement. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect. Except as expressly set forth herein, this Amendment shall not be deemed (a) to be a waiver of, or consent to, a modification of or amendment of, any other term or condition of the Credit Agreement or any other Loan Document, (b) to prejudice any other right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among any Loan Party, on the one hand, and the Administrative Agent or any other Lender, on the other hand. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and in any Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.
8.    Representations and Warranties/No Default. By their execution hereof, each Loan Party hereby certifies, represents and warrants to the Administrative Agent and the Lenders that each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct in all material respects as of the date hereof (except to the extent that (i) any such representation or warranty that is qualified by materiality or by reference to Material Adverse Effect, in which case such representation or warranty is true and correct in all respects as of the date hereof or (ii) any such representation or warranty relates only to an earlier date, in which case such representation or warranty shall remain true and correct as of such earlier date) and that no Default or Event of Default has occurred or is continuing.
9.    Reaffirmations. Each Loan Party (a) agrees that the transactions contemplated by this Amendment shall not limit or diminish the obligations of such Loan Party under, or release such Loan Party from any obligations under, the Credit Agreement and each other Loan Document to which it is a party, (b) confirms and reaffirms its obligations under the Credit Agreement and each other Loan Document to which it is a party and (c) agrees that the Credit Agreement and each other Loan Document to which it is a party remain in full force and effect and are hereby ratified and confirmed. In furtherance of the reaffirmations set forth in this Section 9, (i) each Loan Party hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, and reaffirms its prior grant to the Administrative Agent for the ratable benefit of the Secured Parties of, a security interest in, all Collateral and all proceeds thereof as security for the Obligations, in each case subject to any applicable terms and conditions set forth in the Loan Document to which it is a party and (ii) each Guarantor hereby ratifies and reaffirms its guarantees of the Obligations.
10.    Release of Liability. The Borrower and each Guarantor (each a “Releasing Person”) each hereby releases, discharges and acquits, absolutely, unconditionally, irrevocably and forever, the Administrative Agent, each Lender and each affiliate thereof, each of the officers, directors, attorneys, agents and employees of the Administrative Agent or any Lender or affiliate thereof, and each of their respective heirs, representatives, successors and assigns (each, a “Released Person”), from any and all claims, demands, debts, accounts, contracts, torts, liabilities, actions and causes of action, whether in law or in equity, that any Releasing Person now has or at any time had against any Released Person, or that any Releasing Person or the successors or assigns of any Releasing Person hereafter has or at any time had against any Released Person, based on, arising out of or in any way related to the commitments for or funding or use of proceeds of any extensions of credit under the Credit Agreement or the Loan Documents or any transactions thereunder or any act, omission or event in any manner relating thereto, including all such claims, actions and causes of action whether accrued or not accrued and whether or not known or suspected by any Releasing Person to exist in its favor.

11.	Miscellaneous.

a.	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

b.
Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

c.
Electronic Transmission. A facsimile, telecopy, pdf or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy, pdf or other reproduction hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	MEMC ELECTRONIC MATERIALS, INC.
	By:	/s/ Mark J. Murphy Name: Mark J. Murphy Title: Senior Vice President and Chief Financial Officer

GUARANTORS:	ENFLEX CORPORATION
	By:	/s/ R. Phelps Morris Name: R. Phelps Morris Title: Treasurer
MEMC HOLDINGS CORPORATION
	By:	/s/ R. Phelps Morris Name: R. Phelps Morris Title: Treasurer
MEMC INTERNATIONAL, INC.
	By:	/s/ R. Phelps Morris Name: R. Phelps Morris Title: Treasurer
MEMC PASADENA, INC.
	By:	/s/ R. Phelps Morris Name: R. Phelps Morris Title: Treasurer
NVT, LLC
	By:	/s/ R. Phelps Morris Name: R. Phelps Morris Title: Treasurer

SOLAICX

By:	/s/ R. Phelps Morris Name: R. Phelps Morris Title: Treasurer
SUN EDISON LLC
By:	/s/ R. Phelps Morris Name: R. Phelps Morris Title: Treasurer
SUNEDISON CANADA, LLC
By:	/s/ R. Phelps Morris Name: R. Phelps Morris Title: Treasurer
SUNEDISON INTERNATIONAL, LLC
By:	/s/ R. Phelps Morris Name: R. Phelps Morris Title: Treasurer
FOTOWATIO RENEWABLE VENTURES, INC.
By:	/s/ R. Phelps Morris Name: R. Phelps Morris Title: Treasurer

Acknowledged by ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent
	By:	/s/ John W. Woodiel III Name: John W. Woodiel III Title: Managing Director
LENDER	BANK OF AMERICA, N.A.
	By:	/s/ John W. Woodiel III Name: John W. Woodiel III Title: Managing Director

LENDER:	ASSOCIATED BANK
	By:	/s/ Dennis B. Hirstein Name: Dennis B. Hirstein Title: SVP

[Third Amendment to Credit Agreement]

LENDER:	CITIBANK, N.A.
	By:	/s/ Cavir Esposito Name: Cavir Esposito Title: Director

[Third Amendment to Credit Agreement]

LENDER:	DEUTSCHE BANK AG NEW YORK BRANCH
	By:	/s/ Courtney E. Meehan Name: Courtney E. Meehan Title: Vice President
	By:	/s/ Anca Trifan Name: Anca Trifan Title: Managing Director

[Third Amendment to Credit Agreement]

LENDER:	FIFTH THIRD BANK
	By:	/s/ Robert M. Sander Name: Robert M. Sander Title: Vice President

[Third Amendment to Credit Agreement]

LENDER:	GOLDMAN SACHS BANK USA
	By:	/s/ Michelle Latzoni Name: Michelle Latzoni Title: Authorized Signatory

[Third Amendment to Credit Agreement]

LENDER:	HSBC BANK USA, N.A.
	By:	/s/ Andrew Bicker Name: Andrew Bicker Title: Vice President

[Third Amendment to Credit Agreement]

LENDER:	MACQUARIE BANK LIMITED
	By:	/s/ Zubin Jariwala Name: Zubin Jariwala Title: Authorized Signatory
	By:	/s/ Althea Hennedige Name: Althea Hennedige Title: Authorized Signatory

[Third Amendment to Credit Agreement]

LENDER:	PNC BANK, NATIONAL ASSOCIATION
	By:	/s/ Christopher B. Gribble Name: Christopher B. Gribble Title: Vice President

[Third Amendment to Credit Agreement]

LENDER:	U.S. BANK NATIONAL ASSOCIATION
	By:	/s/ David Kopolow Name: David Kopolow Title: Senior Vice President

[Third Amendment to Credit Agreement]